                                                                    EXHIBIT 99.1


PEN HOLDINGS TO RETAIN ASSETS


June 30, 2000, Nashville, Tennessee

Pen Holdings, Inc. announced today that it has decided not to sell The Elk Horn Coal Corporation leasing operation or the mineral rights at its Fork Creek project at this time.

The Chairman of the company, William E. Beckner, stated "after evaluating the various bids received for each of these properties, we feel that it is in the best interest of the company to continue to hold and operate these assets."

Management believes the company has sufficient liquidity to fund the completion of its Fork Creek project and the company's operations for the remainder of the calendar year. As previously disclosed, the company's liquidity will be adversely impacted in the event the company is required to pay the current judgment in the Cheyenne litigation.

The statements contained in this press release that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). Management cautions the reader that these forward-looking statements are only predictions. No assurance can be given that future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include those described under the captions "Risk Factors" and "Legal Proceedings" in the company's Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission. Such risks include, but are not limited to, the ultimate resolution of the Cheyenne litigation and such risks could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements.

Pen Holdings, Inc. is primarily engaged in the mining and sale of coal, selling predominantly to utility companies. The company also receives royalty income from coal reserves leased to other companies. The company's coal reserve and mining operations are in Kentucky and West Virginia.

For further information, contact Mark A. Oldham, Senior Vice President and Chief Financial Officer at (615) 371-7352 or fax (615) 371-7388 or e-mail mark_oldham@pencoal.com.